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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3 and related Prospectus of Renal Care Group, Inc. for the registration of 636,478 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 1998, with respect to the combined balance sheets of STAT Dialysis Corporation and STAT Management Corporation and their related healthcare entities as of December 31, 1996 and 1995, and the related combined statements of income, changes in stockholders' equity and partners' capital, and cash flows for the years then ended, which report appears in the Form 8-K/A of Renal Care Group, Inc. dated February 20, 1998.


                                        KPMG PEAT MARWICK LLP



Houston, Texas
April 10, 1998